                                                                      EXHIBIT 12

     THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (IN MILLIONS, EXCEPT RATIO AMOUNTS)
                                  (UNAUDITED)


                                                                                 Three Months Ended
                                                                                     March  31,
                                                                        -----------------------------------

                                                                             1999                  1998
                                                                        -------------        --------------
Earnings:

  Pre-tax income                                                         $        403         $         458

  Add:
    Interest and fixed charges,
      excluding capitalized interest                                               76                    73

    Portion of rent under long-term
      operating leases representative
      of an interest factor                                                        49                    45

    Amortization of capitalized interest                                            1                     1

  Less:  Undistributed equity in earnings
         of investments accounted for
         under the equity method                                                    3                     3
                                                                        -------------        --------------

  Total earnings available for fixed charges                             $        526         $         574
                                                                        =============        ==============

Fixed charges:

  Interest and fixed charges                                             $         79         $          76

  Portion of rent under long-term operating
    leases representative of an interest factor                                    49                    45
                                                                        -------------        --------------

  Total fixed charges                                                    $        128         $         121
                                                                        =============        ==============

Ratio of earnings to fixed charges                                              4.11x                 4.74x (1)

(1) Earnings for the three months ended March 31, 1998 include a pre-tax gain on the pipeline partnerships sale of $67 million. Excluding this gain, the ratio for the three months ended March 31, 1998 would have been 4.19x.